Exhibit 13(a)(4)(i)

On May 24, 2023, the Fund, by action of the Audit Committee of the Board, approved Cohen & Company, Ltd. (“Cohen”) to serve as the independent registered public accounting firm to audit the financial statements of the Fund for the fiscal year ending September 30, 2023. Previously, BBD, LLP (“BBD”) served as the independent registered public accounting firm to the Fund. In March 2023, Cohen acquired the investment management group of BBD.

BBD’s report on the financial statements for the Fund for the fiscal year ended September 30, 2022 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During such fiscal year there were no (i) disagreements with BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Fund’s financial statements for such years, nor (ii) “reportable events” of the kinds described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the fiscal year ended September 30, 2022, neither the Fund nor anyone on behalf of the Fund had consulted Cohen on items that concerned (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on an Fund’s financial statements, or (b) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and related instructions) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K). The selection of Cohen does not reflect any disagreements or dissatisfaction by the Fund, the Board, or the Audit Committee with the performance of BBD.

May 25, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Alpha Alternative Assets Fund

File no. 811-23447

Dear Sir or Madam:

We have read Exhibit 13(a)(4)(i) of Form N-CSR of Alpha Alternative Assets Fund, dated May 25, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP